  As filed with the Securities and Exchange Commission on December 12, 1995
                                                  Registration No. 33-63959
================================================================================


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                AMENDMENT NO. 1

                                      TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                  BUSINESS RECORDS CORPORATION HOLDING COMPANY
             (Exact name of Registrant as specified in its charter)

              Delaware                                   75-1533071
   (State or other jurisdiction                       (I.R.S. Employer
 of incorporation or organization)                   Identification No.)

                    1111 West Mockingbird Lane, Suite 1400
                              Dallas, Texas  75247
                                 (214) 688-1800
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                P. E. ESPING                                   Copy to:
    Chairman and Chief Executive Officer                 JEFFREY M. SONE, ESQ.
Business Records Corporation Holding Company       Arter, Hadden, Johnson & Bromberg
   1111 West Mockingbird Lane, Suite 1400            1717 Main Street, Suite 4100
            Dallas, Texas  75247                         Dallas, Texas 75201-4605
               (214) 688-1800                               (214) 761-4780
 (Name, address, including zip code, and telephone
number, including area code, of agent for service)

                           -----------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                           -----------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.                                 [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                                [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [_]



  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  BUSINESS RECORDS CORPORATION HOLDING COMPANY

                             CROSS REFERENCE SHEET

                 Item of Form S-3                            Prospectus Caption or Location
       --------------------------------------------  -----------------------------------------------
  1.   Forepart of the Registration Statement
          and Outside Front Cover Page of
          Prospectus...............................  Cover of the Registration Statement; Cross
                                                     Reference Sheet; Outside Front Cover Page of
                                                     Prospectus
  2.   Inside Front and Outside Back Cover
          Pages of Prospectus......................  Inside Front and Outside Back Cover Pages of
                                                     Prospectus
  3.   Summary Information, Risk Factors
          and Ratio of Earnings to Fixed
          Charges..................................  Prospectus Summary; Risk Factors; The Company

  4.   Use of Proceeds.............................  Use of Proceeds

  5.   Determination of Offering Price.............  Not Applicable

  6.   Dilution....................................  Not Applicable

  7.   Selling Security Holders....................  Recent Events; Selling Stockholders; Plan of
                                                     Distribution

  8.   Plan of Distribution........................  Outside Front Cover Page of Prospectus; Plan
                                                     of Distribution

  9.   Description of Securities to be Registered..  Not Applicable

 10.   Interests of Named Experts and Counsel......  Not Applicable

 11.   Material Changes............................  Recent Events; Selling Stockholders

 12.   Incorporation of Certain Information
           by Reference............................  Incorporation of Certain Documents by Reference

 13.   Disclosure of Commission Position
           on Indemnification for Securities
           Act Liabilities.........................  Not Applicable


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A       +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR + + MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT + + BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ ANY SUCH STATE.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion - Dated December 12, 1995

PROSPECTUS
--------------------------------------------------------------------------------

                                   121,112 Shares

                    [LOGO OF BUSINESS RECORDS CORP. HOLDING CO.]


                    BUSINESS RECORDS CORPORATION HOLDING COMPANY

                                   Common Stock

     The 121,112 shares of common stock, par value $.10 per share (the "Common Stock"), of Business Records Corporation Holding Company (the "Company") to which this Prospectus relates (the "Shares") are being offered on behalf of and for the account of certain stockholders (the "Selling Stockholders") of the Company. The Company anticipates that the Shares will be offered for sale until the earlier of (i) the sale of all of such Shares or (ii) August 18, 1997. The Company has agreed to pay substantially all of the expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders of the Company from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Use of Proceeds," "Plan of Distribution" and "Selling Stockholders."

     The Common Stock is included in the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "BRCP." On November 30, 1995, the last reported sales price for the Common Stock was $38.00 per share.

     This offering is currently not being underwritten. However, the Selling Stockholders, brokers, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. It is anticipated that all Shares being offered hereby, when sales thereof are made, will be made in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either through brokers acting as brokers or agents for the sellers, or through dealers or underwriters acting as principals who may resell the Shares in the Nasdaq National Market or in privately negotiated sales, or otherwise, or by a combination of such methods of offering. Each sale may be made either at market prices prevailing at the time of the sales or at negotiated prices.

     To the extent required, the specific number of Shares to be sold, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     See "Risk Factors" for a discussion of certain material factors that should be considered in connection with an investment in the Shares of Common Stock offered hereby.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION  NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
       MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY  REPRESENTATION  TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              December ___, 1995

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Common Stock is included in the Nasdaq National Market, and reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares of Common Stock offered hereby. This Prospectus omits certain information contained in that Registration Statement. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement, its exhibits and schedules and those documents incorporated by reference into the Registration Statement. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained therefrom at prescribed rates. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

     (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     (2) the Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

     (3) the description of the Company's Common Stock which is contained in that Registration Statement on Form 8-A filed with the Commission on February 16, 1988, as amended.

     All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in a subsequently filed document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement.

     Upon written or oral request, the Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Business Records Corporation Holding Company, 1111 West Mockingbird Lane, Suite 1400, Dallas, Texas 75247, Attention: Mr. Thomas E. Kiraly, Chief Financial Officer, telephone (214) 688-1800.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or in the documents incorporated by reference.

                                  The Company

     Business Records Corporation Holding Company (the "Company") provides a variety of information management and data processing products and services to local governments and health care institutions through two wholly owned subsidiaries: Business Records Corporation ("BRC") and BRC Health Care, Inc. (formerly known as CMSI, Inc.) ("BHC"). The Company's products and services can be classified into four major categories: (1) technology outsourcing services, (2) election products and services, (3) governmental records management, and (4) other products and services. The majority of these products and services are distributed on a direct basis. In addition to these direct sales organizations, the Company also sells certain binders and local government supplies through a distribution network and a telemarketing organization.

     The complete mailing address, and the telephone number of the Company's principal executive offices are:

                 BUSINESS RECORDS CORPORATION HOLDING COMPANY
                    1111 West Mockingbird Lane, Suite 1400
                             Dallas, Texas  75247
                                (214) 688-1800

                                 The Offering

Common Stock Offered by the Selling Stockholders  . . .  121,112 shares

Percent of Outstanding Common Stock Offered
by the Selling Stockholders . . . . . . . . . . . . . .  1.9%/(1)/

Nasdaq National Market Symbol  . . . . . . . . . . . . . BRCP

Use of Proceeds  . . . . . . . . . . . . . . . . . . . . The Company will not receive any of the
                                                         proceeds from the sale
                                                         of the Shares being
                                                         offered hereby.
____________________
/(1)/ Percentage indicated is based upon 6,443,171 shares of Common Stock outstanding as of October 27, 1995 and does not include shares of Common Stock issuable upon the exercise of outstanding stock options (certain of which will be exercisable during and immediately after the offering) or shares otherwise issued by the Company after the date thereof.

                                 RISK FACTORS


     Prospective investors should carefully consider the following information, in addition to the other information contained in this Prospectus and any Prospectus Supplement, before purchasing the Shares of Common Stock offered hereby.

Competition

     The market for information management services is intensely competitive. The Company's major competitors for its technology outsourcing services are other providers of information systems outsourcing services. Some of these competitors are substantially larger and have greater resources than the Company. The Company's major competitors for its other products and services are typically small, regional providers of software products and services which compete with the Company in certain market areas based primarily on price. The Company is routinely subject to competitive bidding. Management believes that the Company's competitiveness is directly related to its ability to maintain effective pricing and service. There can be no assurance that the Company will be able to compete successfully with existing or future competitors or that existing competition in the Company's markets will not intensify. Finally, many businesses or governmental entities who constitute the Company's target market elect, or may elect in the future, to provide information management services internally, through existing or new departments. To the extent that the Company's potential customer base elects to provide or continue providing information management services internally, the market for the Company's services will be reduced.

Seasonal and Other Variations

     Due to the nature of the Company's election products and services business, the Company's revenues have historically increased in "even-numbered" years due to Congressional and Presidential elections and the related increase in the demand for election products and services. Conversely, the revenue reported by the Company in "odd-numbered" years from election products and services has historically tended to decrease. Additionally, because the volume of real estate transactions tends to be higher from February through October than in the months of November through January, the revenues generated by governmental records management products and services are somewhat seasonal. Since the Company's fixed operating expenses do not typically decrease proportionately during the seasonal and "odd-numbered" year lows in revenue, the Company's profitability is also, generally, at its lowest level at these times.

General Economic Conditions

     Revenues from the Company's governmental records management products and services are materially affected by changes in the volume of nationwide real estate transactions which, in turn, are largely dependent upon general economic conditions existing in the United States at any particular time. To the extent economic and other factors affect real estate sales nationwide, the Company's revenues associated with governmental records management products and services may be affected in a similar fashion.

Government Regulation

     During recent years, numerous legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the U.S. health care system nationally and at the state level. Among the proposals under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. In addition, Congress continues to consider proposals to modify the Medicare and Medicaid programs, primarily to reduce the cost thereof to the government. It is not clear at this time what proposals will be adopted, if any, or, if adopted, what effect, if any, such proposals would have on the Company's business. Since many of the Company's customers are health care related entities, there can be no assurance that currently proposed or future health care legislation or the changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the financial results or operations of the Company.

Anti-Takeover Effect of Certificate of Incorporation and Delaware Law

     The Company's Certificate of Incorporation, as amended, contains, among other things, a provision authorizing the issuance of "blank check" preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Furthermore, certain provisions of the Company's Certificate of Incorporation and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

Product Liability and Errors and Omissions

     Although the Company has not experienced any significant product liability, errors and omissions, or other related claims, the sale and support of the Company's products and services may entail risk of such claims. Although the Company does maintain certain product liability, errors and omissions, and general liability insurance, and the Company routinely structures its contracts to include limitations of its liability, a successful claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Existing Management and Key Employees

     The Company is dependent in large part on the experience, knowledge and customer relationships of existing management and key sales and marketing personnel. The loss of the services of any one or more of the Company's current executive officers, senior managers, or senior sales and marketing personnel could have a material adverse effect upon the Company. Additionally, due to the service nature of the Company's business, the Company's success is dependent upon its ability to attract and retain qualified employees to develop and operate its business. The Company generally has not entered into any employment agreement with, or obtained keyman life insurance for, any of its existing management or key employees.

Shares Eligible for Future Sale

     Upon the sale of all of the Shares of Common Stock offered hereby, 6,443,171 shares of Common Stock will be outstanding, substantially all of which will be freely tradeable without restriction. In addition, at October 27, 1995, 1,497,866 shares of Common Stock were issuable upon the exercise of outstanding employee and director stock options (of which 665,029 were exercisable on such date) and options exercisable for 669,706 shares of Common Stock remain available for grant under the Company's various stock option plans. Any shares issued upon the exercise of stock options may be freely sold in the public market (except to the extent issued to affiliates of the Company). Any future sale of substantial amounts of Common Stock in the open market by the Selling Stockholders, by employees or directors exercising stock options, by stockholders whose shares have been registered with the Commission, by the Company or by other stockholders may adversely impact the market price of the Common Stock.

Changes in Computer Technology

     The Company relies upon computerized software and hardware to render the vast majority of its products and services. While the Company routinely updates its products and trains its personnel to incorporate and rely upon advances in computer technology, significant changes or advancements in computer technology, to the extent not rapidly incorporated by the Company, could cause obsolescence of the Company's existing products and could negatively impact the Company's ability to compete for certain service contracts. In addition, technological change has significantly affected in the past, and can be expected to significantly affect in the future, both demand for the Company's services and the manner in which they are delivered. No assurance can be given that changes in technology will not render some of the Company's services or products unnecessary or permit the Company's customers to provide them less expensively internally.

Limited Protection by Patents and Copyright

     The Company maintains only a limited number of patents pertaining to the products it has developed and markets. Due to the specialized nature of the Company's products, the Company may be subject to increased competition in the event products are developed by a competitive enterprise which rely upon similar technologies and design features.

Risks Associated with the Conduct of Public Elections

     A significant portion of the Company's business involves the sale of equipment, supplies and services to support local government jurisdictions which conduct public elections. While, as a practice, the Company does not directly tabulate votes or otherwise conduct public elections, and audit trails exist to ensure accuracy in the tabulation process, the Company may be subject to liabilities associated with the inaccurate tabulation of an election for public office to the extent such errors occur through a use of the Company's election products and services.

     Additionally, based on existing public laws, elections for public office are currently conducted by numerous local government jurisdictions throughout the United States through the primary use of voting at public polling places, or precincts. To the extent public election laws are changed or modified such that voting is conducted in a different manner, through a use of telecommunications technology to enable remote voting, or through different methods, the Company may be subject to risks associated with the adaptation of its existing products and services to respond to such changes.

Potential Significant Industry Transactions

     Significant industry transactions such as acquisitions and dispositions of divisions, subsidiaries and other business transactions between and among participants in the information management services industry have occurred with some frequency in the past, and management expects this trend to continue in the foreseeable future. Although the Company regularly engages in discussions concerning such industry transactions with other industry participants, the Company is currently not subject to any definitive agreements in this regard. Whether the Company proceeds with any of these discussions and whether the Company ultimately negotiates and/or consummates any significant industry transactions will depend, among other things, upon the business and prospects of the Company, industry conditions, investment and growth opportunities available to the Company, stock market conditions, availability and suitability of financing for such transactions, regulatory and legal considerations and other plans and requirements of the Company. No assurance can be given that, if consummated, any such significant industry transactions could be successfully integrated into the Company's business.

Liquidity and Capital Resources

     Although management considers the Company to be well capitalized and to have adequate resources for its current business needs, many transactions which may present themselves in the future will be beyond the Company's ability to consummate absent the incurrence of debt or the issuance of additional equity. There can be no assurance, if the Company were to elect to obtain debt or equity financing for a transaction, as to the terms of any such debt or securities issuance or to the effect thereof upon the Company's operating results or financial position.

                                  THE COMPANY

Historical Background

     Business Records Corporation Holding Company, a Delaware corporation (the "Company"), provides a variety of information management and data processing products and services to local governments and health care institutions through two wholly-owned subsidiaries: Business Records Corporation ("BRC") and BRC Health Care, Inc. (formerly known as CMSI, Inc.) ("BHC").

     The Company was originally organized as Cronus Industries, Inc. in September 1976. In the years immediately following its inception, the Company acquired and operated several divisions in a diverse number of industries. In 1983, the Company acquired BRC.

     From 1984 through 1987, the Company's BRC subsidiary expanded its operations through numerous acquisitions of small, privately-held corporations. BRC focused its acquisitions on businesses which provided information systems and services to county and local governments. The corporations acquired by BRC generally provided products associated with land records indexing and micrographic reproduction, election systems and supplies, and governmental software.

     During 1986 and 1987, the Company divested its then existing operating subsidiaries with the exception of BRC. In May of 1990, the Company changed its name from Cronus Industries, Inc. to Business Records Corporation Holding Company.

     In recent years, the Company has expanded its strategic focus on providing specialized information products and services. In particular, BRC began developing marketing programs, methodologies and personnel to provide information systems outsourcing and related data processing services to local governments.

     As a part of its efforts to enter the information systems outsourcing market, the Company consummated the acquisition of BHC, a privately-held Oregon corporation, on May 14, 1993. BHC was formed in 1970 and has grown since that time primarily through providing information systems outsourcing services, consulting services and other management services to local governments and health care institutions.

Products and Services

     The Company's information management and data processing products and services can be classified into four major categories: (1) technology outsourcing services, (2) election products and services, (3) governmental records management, and (4) other products and services. The majority of these products and services are distributed on a direct basis using several regional marketing organizations. In addition to these direct sales organizations, the Company also sells certain binders and local government supplies through a distributor network and a telemarketing organization.

     Technology Outsourcing Services. The Company provides a variety of technology outsourcing services, including on-site resource management, strategic planning, remote data processing, and a variety of implementation services. In addition to these services, the Company also provides certain related proprietary software.

     When providing on-site resource management, the Company typically enters into multi-year contracts with customers to provide direct management of a client's information systems department. These contracts usually involve the Company's hiring of a client's information systems personnel and the assumption of responsibility for a client's ongoing information systems operations. In some cases, the Company will also acquire a client's computer equipment.

     Under on-site resource management contracts, the Company's personnel typically work with a client's senior management through a strategic planning process to determine the objectives and requirements which the institution has for its information systems department. Then, pursuant to this plan, the Company will execute a number of tasks to fulfill the client's objectives. These tasks may involve providing assistance in the selection of new hardware and software, assisting in changes to existing software and undertaking other related activities which affect the performance of the information systems department.

     On-site resource management contracts are usually negotiated based on a multi-year, fixed fee basis with provisions for annual inflation adjustments. In addition, however, the Company often undertakes special projects on the client's behalf on a time and materials or project fee basis.

     In addition to on-site resource management, the Company also provides remote data processing services to certain customers. The Company currently operates two data centers for purposes of providing these services. In most cases, these data centers provide processing capacity for non-proprietary applications which are specific to the client's industry. However, the Company is currently undertaking an effort to market remote processing of its proprietary software to local governments.

     The Company also offers for license or relies upon certain specialized proprietary software packages. The Company provides claims processing services to HMO third party administrators, indemnity insurance carriers and prepaid dental health plans. The Company relies on one of two proprietary claims management systems in providing these services. The Company also provides a variety of specialized software to assist local and county governments in automating financial, public protection, tax assessment and tax collection information systems processing functions. Additionally, the Company provides specialized software to assist manufacturers and retailers of eye wear.

     Technology outsourcing services constituted 43% of the Company's revenues during 1994 as compared to 38% and 10% during 1993 and 1992, respectively. Substantially all of the increase in technology outsourcing services from 1992 to 1993 was due to the acquisition of BHC in May of 1993.

     Election Products and Services. The Company provides a variety of election products and services including integrated election systems, ballots, election supplies, election coding services and election night support services to governmental election jurisdictions for use in conducting elections for public office.

     The Company offers hardware systems which record and tabulate votes at precinct and central count locations. Optical scan and punch card systems comprise the primary election systems offered by the Company. Optical scan systems allow voters to use a pencil to mark their choices directly on their ballot card. Punch card systems require voters to indicate choices by using a specialized stylus to punch their choices onto a ballot. More advanced punch card and optical scan systems involve the integration of a microcomputer tabulation system to coordinate and report summaries of various precinct results. Improved voter ease, security and speed of tabulation are major advantages offered by the Company's voting equipment.

     As a part of its election products and services, the Company currently provides printing services for county governments and election jurisdictions. These printing services include ballot printing, legal form printing and other supplies, including a complete "precinct kit" which contains all supplies and forms necessary for conducting an election. The Company also provides a variety of election coding (programming) services and equipment rental options. Additionally, the Company provides training for poll workers and voting judges and election night support in the form of technicians, backup equipment or telephone support to customers.

     In the ordinary course of business, the Company holds patents and trademarks in association with major election products which it manufactures. None of these patents and trademarks are material to the Company's business as a whole.

     Election products and services accounted for approximately 30%, 25% and 50% of the Company's total revenues for 1994, 1993 and 1992, respectively.

     Governmental Records Management. County and municipal governments are responsible for recording and indexing real property transactions. Typically, these governmental entities have relied upon manual methods to record deeds and other title documents and to maintain alphabetical indexes of transactions. The Company provides microfilm, optical recording and computer indexing services to counties and municipal governments to organize and automate the recording and indexing of deeds, real property liens and other legal documents.

     The Company provides two types of computerized indexing services: data entry performed by customers using the Company's microcomputers in the customers' offices and data entry performed by Company personnel at centers operated by the Company. With each type of indexing service, the Company provides periodic updates for each customer using mainframe computers located in Dallas, Texas and Syracuse, New York.

     The Company also provides record re-creation services to a number of customers. These services provide archival-quality reprints of old records with microfilm backup copies, thereby reducing required storage space and improving security in case of fire or other loss. As part of its current recording and records re-creation services, the Company provides custom record binders imprinted to the specifications of each customer.

     Governmental records management constituted 17%, 24% and 26% of the Company's revenues during 1994, 1993 and 1992, respectively.

     Other Products and Services. In addition to providing technology outsourcing services, election products and services and governmental records management, the Company also provides a variety of other products and services. These products and services include: county records binders, title services and information reselling services.

     The Company provides county records binders through its Enduro binders division ("Enduro"). Enduro markets high-quality, custom leather records binders through a nationwide distributor market. These binders are typically used by counties for the long-term storage of county records. Enduro additionally markets several styles of commercial binders.

     The Company provides certain title companies in North Central Texas with a variety of title plant update services. Title companies in Texas are required to maintain extensive files of real property data called "title plants." Title plants contain the information needed to perform title searches and to underwrite title insurance policies. The Company provides its customers with daily updates of their title plants. These updates are offered in various formats including copies of each deed (or other document) and installation in the customer's office of microcomputer-based title plant storage products. The Company also sells title plants of certain Texas counties to firms that have a need for title search capabilities.

     The Company also resells a variety of public records data to nationwide credit bureaus and other providers of information retrieval services.

     Other products and services constituted 10%, 13% and 14% of the Company's revenues during 1994, 1993 and 1992, respectively.

Customers

     The large majority of the Company's products and services are provided to county and local governments throughout the United States. In addition to governmental organizations, the Company also provides services to hospitals, third party administrators, indemnity insurance carriers, prepaid dental health plans, vision care specialists and other organizations providing healthcare related services. The Company also provides services to title companies in North Central Texas and provides other specialized products to a small base of commercial customers.

                                 RECENT EVENTS

     Effective August 18, 1995, the Company acquired Clinical Resource Systems, Inc., a Texas corporation ("CRSI"), as a wholly-owned subsidiary through the merger (the "Merger") of BRC Merger Corp., a Texas corporation and indirect wholly-owned subsidiary of the Company ("Merger Corp.") with and into CRSI pursuant to the terms of an Agreement and Plan of Merger among the Company, Merger Corp., CRSI and certain of the Selling Stockholders ("Acquisition Agreement"). As a result of the Merger, holders of all of the issued and outstanding Common Stock of CRSI, $0.002 par value per share (the "CRSI Common Stock"), and the holders of certain indebtedness of CRSI, became entitled to receive an aggregate of up to 121,112 shares of BRC Common Stock, subject to adjustment under certain circumstances for breaches of representations and warranties contained in the Acquisition Agreement in exchange for all of the issued and outstanding CRSI Common Stock and such indebtedness. In addition, the Company agreed to assume the rights and obligations of CRSI with respect to certain CRSI stock options and warrants, which, subsequent to the effectiveness of the Merger, became options exercisable for shares of the Common Stock of BRC. The Company granted certain registration rights to the persons receiving its Common Stock in the Acquisition Agreement and pursuant thereto has registered for sale in the offering made hereby 121,112 shares of Common Stock. The cost of this registration (other than brokerage commissions and other similar expenses) will be paid by the Company. See, "Selling Stockholders."

     Except as set forth in the preceding paragraph, none of the Selling Stockholders held any position or office or had any other material relationship with the Company within the past three fiscal years.


                                USE OF PROCEEDS

     The Shares of Common Stock being offered hereby are for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See, "Selling Stockholders."


                             SELLING STOCKHOLDERS

     The following table sets forth the name of each of the Selling Stockholders and the number of Shares that may be offered by each. The number of Shares that may be actually sold by each of the Selling Stockholders will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because each of the Selling Stockholders may offer all, some or none of the Shares that each holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by each of the Selling Stockholders upon or prior to termination of this offering. See "Plan of Distribution." The table below sets forth information as of October 27, 1995, concerning the beneficial ownership of the Shares of each of the Selling Stockholders.
All information as to beneficial ownership has been furnished by each of the Selling Stockholders.

                                                           Shares of       Shares of
                                   Shares of Common       Common Stock   Common Stock
                                      Stock Owned          Offered in     Owned After
                                    Before Offering       the Offering     Offering*
                               -------------------------  ------------  ---------------
     Name of Stockholder       Number/(1)/  Percent/(2)/     Number     Number  Percent
-----------------------------  -----------  ------------  ------------  ------  -------
Charles B. Owen, M.D.               60,939            **        60,939       0        0
---------------------------------------------------------------------------------------
Robert G. McConnell                 14,756            **        14,756       0        0
---------------------------------------------------------------------------------------
Don Pippin                           8,415            **         8,415       0        0
---------------------------------------------------------------------------------------
Christina G. Novelli                 8,415            **         8,415       0        0
---------------------------------------------------------------------------------------
Andrew Galewsky                      4,712            **         4,712       0        0
---------------------------------------------------------------------------------------
Elizabeth Owen                       2,857            **         2,857       0        0
---------------------------------------------------------------------------------------
Brent W. Bost                        2,356            **         2,356       0        0
---------------------------------------------------------------------------------------
James Frederic Kirby                 2,019            **         2,019       0        0
---------------------------------------------------------------------------------------
Shirley C. Bourque                   1,963            **         1,963       0        0
---------------------------------------------------------------------------------------
Holland Family Limited               1,876            **         1,876       0        0
   Partnership
---------------------------------------------------------------------------------------
Gary Pinkerton                       1,683            **         1,683       0        0
---------------------------------------------------------------------------------------
Dr. John A. Henderson, IV            1,245            **         1,245       0        0
---------------------------------------------------------------------------------------
Brent W. Bost, M.D., P.A.            1,009            **         1,009       0        0
   Pension and Profit
   Sharing Plan
---------------------------------------------------------------------------------------
Utley Group II, Ltd.                   841            **           841       0        0
---------------------------------------------------------------------------------------
Roger Bryan Yandell                    740            **           740       0        0
---------------------------------------------------------------------------------------
N. Jeff Alford                         673            **           673       0        0
---------------------------------------------------------------------------------------
Randall D. Benson                      639            **           639       0        0
---------------------------------------------------------------------------------------
Elizabeth Szalay                       420            **           420       0        0
---------------------------------------------------------------------------------------
J. Eric Weldon, M.D.                   420            **           420       0        0
---------------------------------------------------------------------------------------
John Taylor                            420            **           420       0        0
---------------------------------------------------------------------------------------
Juan Elias Davila                      420            **           420       0        0
---------------------------------------------------------------------------------------
Michael L. Smith and                   420            **           420       0        0
   Mary Florio Smith
---------------------------------------------------------------------------------------

                                                           Shares of       Shares of
                                   Shares of Common       Common Stock   Common Stock
                                      Stock Owned          Offered in     Owned After
                                    Before Offering       the Offering     Offering*
                               -------------------------  ------------  ---------------
     Name of Stockholder       Number/(1)/  Percent/(2)/     Number     Number  Percent
-----------------------------  -----------  ------------  ------------  ------  -------
Paine Weber f/b/o Stuart               420            **           420       0        0
   Scott Kacy, M.D.
---------------------------------------------------------------------------------------
James F. Kirby, M.D. Profit            336            **           336       0        0
   Sharing Plan
---------------------------------------------------------------------------------------
Carlos Arroyo                          336            **           336       0        0
---------------------------------------------------------------------------------------
James D. Karasik                       336            **           336       0        0
---------------------------------------------------------------------------------------
James M. Morgan, III                   336            **           336       0        0
---------------------------------------------------------------------------------------
V.M. Tammareddi, M.D.                  336            **           336       0        0
---------------------------------------------------------------------------------------
Southwest Texas Urology                259            **           259       0        0
   Pension Fund Trust
---------------------------------------------------------------------------------------
Doreen Mowers                          168            **           168       0        0
---------------------------------------------------------------------------------------
Daniel G. Stroud                       168            **           168       0        0
---------------------------------------------------------------------------------------
James M. Harris                        168            **           168       0        0
---------------------------------------------------------------------------------------
LaMendola Family Limited               168            **           168       0        0
   Partnership
---------------------------------------------------------------------------------------
Pamela St. Amand, M.D.,                168            **           168       0        0
   P.A. Pension Plan
   and Trust
---------------------------------------------------------------------------------------
Philip L. Leggett                      168            **           168       0        0
---------------------------------------------------------------------------------------
Andrew Park Bourque                     96            **            96       0        0
---------------------------------------------------------------------------------------
Joe H. Ward, Jr. and                    84            **            84       0        0
   Bettie B. Ward
---------------------------------------------------------------------------------------
Neil A. Burrell, D.P.M.                 84            **            84       0        0
---------------------------------------------------------------------------------------
Justin Wade Parker Trust                56            **            56       0        0
---------------------------------------------------------------------------------------
Kyle Lawrence Parker Trust              56            **            56       0        0
---------------------------------------------------------------------------------------
Matthew Paul Parker Trust               56            **            56       0        0
---------------------------------------------------------------------------------------
Tom Wilbanks                            42            **            42       0        0
---------------------------------------------------------------------------------------
John Abe Henderson, III,                33            **            33       0        0
 M.D.
---------------------------------------------------------------------------------------

_______________
    * Assumes all shares of Common Stock are sold.
   ** Represents less than one percent (1%).
/(1)/ Assumes receipt of a pro rata portion of certain shares held in escrow pursuant to the Acquisition Agreement.
/(2)/ Percentage indicated is based upon 6,443,171 shares of Common Stock outstanding as of October 27, 1995.

     Pursuant to the terms of the Acquisition Agreement, 12,111 shares of Common Stock were placed in escrow (the "Escrow") with KeyCorp Shareholder Services, Inc. to secure and satisfy the Company's right to indemnification thereunder. Subject to a claim by the Company for indemnity, the Escrow shall remain in effect until the earlier of (1) August 18, 1996 or (2) the completion of the next regularly scheduled audited financial statement for CRSI as the surviving corporation after the Merger. Upon termination of the Escrow, the remaining shares of Common Stock therein shall be distributed pro rata to the record holders of the CRSI Common Stock whereupon such shares may be offered and sold in the offering made hereby.


                             PLAN OF DISTRIBUTION

     The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders. The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may sell the Shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in privately negotiated transactions or otherwise or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through broker-dealers acting as brokers or agents on behalf of the Selling Stockholder or to broker-dealers acting as principals for resale by such dealers; and in connection with such sales, such broker-dealers may receive compensation in the form of commissions, discounts or fees from the Selling Stockholder and/or the purchasers of such shares for whom they may act as broker or agent. It is anticipated that the Selling Stockholders will offer all of the Shares for sale. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus (the "Prospectus Supplement") will be distributed that will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any commissions, discounts and other items constituting compensation from the Selling Stockholders and any commissions, discounts or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     The Selling Stockholders and any dealer acting in connection with the offering of any of the Shares or any broker executing or selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares and any commissions, discounts or concessions received by any such dealers or brokers may be deemed to be underwriting commissions and discounts under the Securities Act. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution. The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered and qualify for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Arter, Hadden, Johnson & Bromberg, Dallas, Texas.

                                    EXPERTS

     The financial statements incorporated in this Registration Statement and Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse L.L.P., independent accountants, given the authority of said firm as experts in auditing and accounting.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the Shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the Shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

            -------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----
Available Information                                                          2
Incorporation of Certain Documents
  by Reference                                                                 2
Prospectus Summary                                                             4
Risk Factors                                                                   5
The Company                                                                    9
Recent Events                                                                 13
Use of Proceeds                                                               13
Selling Stockholders                                                          13
Plan of Distribution                                                          16
Legal Matters                                                                 17
Experts                                                                       17
================================================================================



================================================================================



                                121,112 SHARES

                 [LOGO OF BUSINESS RECORDS CORP. HOLDING CO.]

                         BUSINESS RECORDS CORPORATION
                                HOLDING COMPANY



                                 COMMON STOCK



                             ____________________

                                  PROSPECTUS
                             ____________________



                              December ___, 1995



================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     SEC registration fee................................ $ 1,546
     NASDAQ Listing of Additional Shares................. $ 2,458
     Accounting fees and expenses........................ $ 2,500*
     Legal fees and expenses............................. $ 5,000*
     Printing and engraving expenses..................... $ 1,000*
     Miscellaneous expenses.............................. $ 1,000*
                                                          -------
          Total.......................................... $13,504*
                                                          =======
--------------
*    Estimated

     No portion of the above noted expenses is to be borne by the Selling Stockholders.

Item 15.  Indemnification of Directors and Officers.

     Article "Ninth" of the Certificate of Incorporation contains provisions which eliminate the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by Delaware General Corporation Law (the "DGCL"). Article VI of the Company's Bylaws contain provisions requiring the indemnification of the Company's directors and officers upon and pursuant to the terms specified therein and under the applicable provisions of the DGCL. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the DGCL provides broad authority for indemnification of officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

     The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report or registration statement, such report or registration statement is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.


Exhibit
  No.                                         Description of Exhibit
  ---    -------------------------------------------------------------------------------------------------
    2.1  Agreement and Plan of Merger among the Registrant, BRC Merger Corp., Clinical Resource
         Systems, Inc. and certain individuals (previously filed as Exhibit number indicated to the original filing of this Registration Statement dated November 3, 1995 and incorporated herein by reference)

    4.1  Note Purchase Agreement between the Company and P. E. Esping (filed as Exhibit (4)a. to the
         Company's Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference)

    4.2  Amendment to Note Purchase Agreement between the Company and P. E. Esping (filed as Exhibit
         (4)b. to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).

    4.3  Second Amendment to Note Purchase Agreement between the Company and P. E. Esping (filed as
         Exhibit (4)c. to the Company's Annual Report on Form 10-K for the year ended December 31,
         1993, and incorporated herein by reference)

    4.4  10% Convertible Exchangeable Note due April 1, 1998, dated January 1, 1993 (filed as Exhibit
         (4)d. to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference)

    5.1  Opinion of Arter, Hadden, Johnson & Bromberg as to the validity of the securities being offered
         (previously filed as Exhibit number indicated to the original filing of this Registration Statement dated November 3, 1995 and incorporated herein by reference)

   23.1  Consent of Arter, Hadden, Johnson & Bromberg (included in its opinion previously filed as Exhibit 5.1 to the original filing of this Registration Statement dated November 3, 1995 and incorporated herein by reference)

   23.2  Consent of Price Waterhouse LLP, independent certified public accountants (filed herewith)

   24.1  Powers of Attorney (previously filed on the signature page, Page II-4 to the original filing of this
         Registration Statement dated November 3, 1995 and incorporated herein by reference)


Item 17.  Undertakings.

     (a)  Rule 415 Offering.  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) previously disclosed and the Registration Statement or any material change of such information to include any material information with respect to the plan of distribution not in the Registration Statement.


     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 [or] Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Company's Certificate of Incorporation, Bylaws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i) Rule 430.  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                 [Remainder of Page Intentionally Left Blank]

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 11th day of December, 1995.

                                      BUSINESS RECORDS CORPORATION
                                      HOLDING COMPANY


                                      By:          /s/ P. E. Esping*
                                         -------------------------------------
                                                      P. E. Esping
                                         Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 11th day of December, 1995, by the following persons in the capacities indicated:

          Signatures                              Title
          ----------                              -----

       /s/ P. E. Esping*              Chairman, Chief Executive Officer
  ---------------------------         and Director
         P. E. Esping                 (Principal Executive Officer)

     /s/ Thomas E. Kiraly             Chief Financial Officer,
  ---------------------------         (Principal Financial Officer and
       Thomas E. Kiraly               Principal Accounting Officer)

      /s/ L. D. Brinkman*             Director
  ---------------------------
        L. D. Brinkman

     /s/ David H. Monnich*            Director
  ---------------------------
       David H. Monnich

      /s/ Paul T. Stoffel*            Director
  ---------------------------
        Paul T. Stoffel

    /s/ Robert E. Masterson*          Director
  ---------------------------
      Robert E. Masterson


*By:  /s/ Thomas E. Kiraly
      ------------------------
      Thomas E. Kiraly
      Attorney-in-Fact

                               INDEX TO EXHIBITS


Exhibit
  No.                                     Description of Exhibit
----------------------------------------------------------------------------------------------
    2.1  Agreement and Plan of Merger among the Registrant, BRC Merger Corp., Clinical
         Resource Systems, Inc. and certain individuals (previously filed as Exhibit number indicated to the original filing of this Registration Statement dated November 3, 1995 and incorporated herein by reference)

    4.1  Note Purchase Agreement between the Company and P. E. Esping (filed as Exhibit
         (4)a. to the Company's Annual Report on Form 10-K for the year ended December
         31, 1993, and incorporated herein by reference)

    4.2  Amendment to Note Purchase Agreement between the Company and P. E. Esping
         (filed as Exhibit (4)b. to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).

    4.3  Second Amendment to Note Purchase Agreement between the Company and P. E.
         Esping (filed as Exhibit (4)c. to the Company's Annual Report on Form 10-K for the
         year ended December 31, 1993, and incorporated herein by reference)

    4.4  10% Convertible Exchangeable Note due April 1, 1998, dated January 1, 1993 (filed as Exhibit (4)d. to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1993, and incorporated herein by reference)

    5.1  Opinion of Arter, Hadden, Johnson & Bromberg as to the validity of the securities being offered (previously filed as Exhibit number indicated to the original filing of this Registration Statement dated November 3, 1995 and incorporated herein by reference)

   23.1  Consent of Arter, Hadden, Johnson & Bromberg (included in its opinion previously filed as Exhibit 5.1 to the original filing of this Registration Statement dated
         November 3, 1995 and incorporated herein by reference)

   23.2  Consent of Price Waterhouse LLP, independent certified public accountants (filed herewith)

   24.1  Powers of Attorney (previously filed on the signature page, Page II-4 to the original filing of this Registration Statement dated November 3, 1995 and incorporated herein by reference)